UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                             ViroPharma Incorporated
                                (Name of Issuer)

                    Common Stock, par value $0.002 per share
                         (Title of Class of Securities)

                                    928241108
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule  13d-1(b)
[X]     Rule  13d-1(c)
[ ]     Rule  13d-1(d)










----------------
      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 928241108                   13G/A                       Page 2 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Highbridge Capital Corporation
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands, British West Indies
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 OO
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 3 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Highbridge International LLC
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands, British West Indies
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 OO- Limited Liability Company
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 4 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Highbridge Capital Management, LLC 20-1901985
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 State of Delaware
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 OO- Limited Liability Company
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 5 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Highbridge Master L.P.
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands, British West Indies
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 PN-Partnership
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 6 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Highbridge Capital L.P.
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 State of Delaware
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 PN-Partnership
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 7 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Highbridge GP, Ltd.
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands, British West Indies
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 OO- Limited Liability Company
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 8 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Highbridge GP, LLC
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 State of Delaware
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 OO- Limited Liability Company
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 9 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Glenn Dubin
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 IN
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 10 of 16


         (1)     NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Henry Swieca
--------------------------------------------------------------------------------
         (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------

         (3)     SEC USE ONLY

--------------------------------------------------------------------------------

         (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
--------------------------------------------------------------------------------

NUMBER OF        (5)       SOLE VOTING POWER
                           -0-
SHARES           ---------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                          358,409 shares of Common Stock
OWNED BY                  See Item 4(a).
                 ---------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                          -0-
REPORTING        ---------------------------------------------------------------
                 (8)      SHARED DISPOSITIVE POWER
PERSON WITH               358,409 shares of Common Stock.
                 ---------------------------------------------------------------
         (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                 358,409 shares of Common Stock.
--------------------------------------------------------------------------------
         (10)    CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
         (11)    PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                 0.6% (See Item 4(b)).
--------------------------------------------------------------------------------
         (12)    TYPE OF REPORTING PERSON
                 IN
--------------------------------------------------------------------------------

CUSIP No. 928241108                   13G/A                       Page 11 of 16


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on February 1, 2005 (as amended, the "Schedule 13G") with respect to shares of common stock (the "Common Stock") of ViroPharma Incorporated, a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 2(a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            Highbridge International LLC
            The Cayman Corporate Centre, 4th Floor
            27 Hospital Road
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship:  Cayman Islands, British West Indies

            Highbridge Capital Corporation
            The Cayman Corporate Centre, 4th Floor
            27 Hospital Road
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship:  Cayman Islands, British West Indies

            Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship:  State of Delaware

            Highbridge Master L.P.
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:    Cayman Islands, British West Indies

            Highbridge Capital L.P.
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:    State of Delaware

            Highbridge GP, Ltd.
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:    Cayman Islands, British West Indies

            Highbridge GP, LLC
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive

CUSIP No. 928241108                   13G/A                       Page 12 of 16


            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:    Cayman Islands, British West Indies

            Glenn Dubin
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:  United States

            Henry Swieca
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:  United States

Item 4.     Ownership

(a)      Amount beneficially owned

         As of the date of this Statement, each Reporting Person may be deemed the beneficial owner of 358,409 shares of Common Stock held by Highbridge International LLC.

         Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.

(b)      Percent of class

         The Company's quarterly report that was filed on Form 10-Q that was filed on November 8, 2005, indicates there were 57,941,140 shares of Common Stock outstanding as of November 1, 2005. Therefore, based on the Company's outstanding shares of Common Stock issued by the Company, the Reporting Persons may be deemed to beneficially own approximately 0.6% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(c)      Number of shares as to which such person has:
         (i)    Sole power to vote or to direct the vote
                0

         (ii)   Shared power to vote or to direct the vote
                358,409 shares of Common Stock.

         (iii)  Sole power to dispose or to direct the disposition of
                0

         (iv) Shared power to dispose or to direct the disposition of 358,409 shares of Common Stock.

CUSIP No. 928241108                   13G/A                       Page 13 of 16

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

CUSIP No. 928241108                   13G/A                       Page 14 of 16


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 2006

HIGHBRIDGE INTERNATIONAL LLC                HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                   By: /s/ Howard Feitelberg
    -------------------------                   ---------------------------
Name: Howard Feitelberg                     Name: Howard Feitelberg
Title: Director                             Title: Controller

HIGHBRIDGE CAPITAL MANAGEMENT, LLC          HIGHBRIDGE GP, LTD.


By: /s/ Carolyn Rubin                       By: /s/ Clive Harris
    -------------------------                   ---------------------------
Name: Carolyn Rubin                         Name: Clive Harris
Title: Deputy General Counsel               Title: Director

HIGHBRIDGE MASTER L.P.                      HIGHBRIDGE GP, LLC

By: Highbridge GP, Ltd.                     By: /s/ Clive Harris
    its General Partner                         ---------------------------
                                            Name: Clive Harris
                                            Title: Director
By: /s/ Clive Harris
-----------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE CAPITAL L.P.
                                            /s/ Henry Swieca
By: Highbridge GP, LLC                      -------------------------------
    its General Partner                     HENRY SWIECA

By: /s/ Clive Harris
-----------------------------
Name: Clive Harris
Title: Director


/s/ Glenn Dubin
-----------------------------
GLENN DUBIN

CUSIP No. 928241108                   13G/A                       Page 15 of 16

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.002 par value per share, of ViroPharma Incorporated, a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 13, 2006

HIGHBRIDGE INTERNATIONAL LLC                HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                   By: /s/ Howard Feitelberg
    -------------------------                   ---------------------------
Name: Howard Feitelberg                     Name: Howard Feitelberg
Title: Director                             Title: Controller

HIGHBRIDGE CAPITAL MANAGEMENT, LLC          HIGHBRIDGE GP, LTD.


By: /s/ Carolyn Rubin                       By: /s/ Clive Harris
    -------------------------                   ---------------------------
Name: Carolyn Rubin                         Name: Clive Harris
Title: Deputy General Counsel               Title: Director

HIGHBRIDGE MASTER L.P.                      HIGHBRIDGE GP, LLC

By: Highbridge GP, Ltd.                     By: /s/ Clive Harris
    its General Partner                         ---------------------------
                                            Name: Clive Harris
                                            Title: Director
By: /s/ Clive Harris
-----------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE CAPITAL L.P.
                                            /s/ Henry Swieca
By: Highbridge GP, LLC                      -------------------------------
    its General Partner                     HENRY SWIECA

By: /s/ Clive Harris
-----------------------------
Name: Clive Harris
Title: Director

CUSIP No. 928241108                   13G/A                       Page 16 of 16



/s/ Glenn Dubin
-----------------------------
GLENN DUBIN